Exhibit 16.1       Letter

December 19, 2008

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated December 17, 2008 of Hyperdynamics Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in paragraphs 1 and 3. We have no basis to agree or disagree with the statements contained in paragraph 2.

Sincerely,

/s/ Malone & Bailey, PC
Houston, Texas
www.malone-bailey.com